Exhibit 99.1

Mobileye Discloses Third Quarter 2022 Results and Business Update

•	Revenue increased 38% year over year to $450 million in the third quarter.

•	Future business backlog continues to grow, with design wins achieved in 2022 (through Oct 1, 2022) projected to generate future volume of 54 million systems by 2030. This compares to 24 million systems delivered in 2022 (through Oct 1, 2022).[1]

•	Our newer advanced ADAS products, such as SuperVisionTM, contributed meaningfully to our revenue growth and resulted in Average System Price[2] increasing to $53.0 in third quarter 2022 from $45.7 in the prior year period.

•	Generated net cash from operating activities of $395 million in the 9 months ended October 1, 2022.

JERUSALEM – Dec. 7, 2022 – Mobileye Global Inc. (Nasdaq: MBLY) (“Mobileye”) today released its financial results for the three months ending October 1, 2022 (Q3 2022) in a 10-Q filing and provided a general business update.

“Our recently-completed IPO is a major milestone for Mobileye and enhances our ability to create value for all stakeholders,” said Mobileye President and CEO Prof. Amnon Shashua. “Our time as an Intel subsidiary, operating largely in stealth, was very successful. We built upon our leadership position in ADAS while at the same time productized an advanced set of technology building blocks that support a product portfolio spanning the entire ADAS to AV spectrum.”

“Our excellent third quarter performance is an early indication of the success of our strategy. Our established base ADAS products continue to generate strong growth and profitability while our advanced portfolio is beginning to contribute significantly, particularly by boosting average system price. Initial market success of products such as SuperVisionTM is also driving increased business traction. Customers see the potential to drive profit and product differentiation in the near-term, while taking a meaningful step towards future ‘eyes off’ consumer AV systems which can be added to SuperVisionTM in a modular way. We will discuss these trends in more detail at my annual address at CES (11:00am PT on January 5th).”

Third Quarter 2022 Business Highlights

•	Business development activity remained robust. Projected future volumes from 2022 design wins achieved in the first nine months of 2022 totaled 54 million systems by 2030. This is more than two times actual shipments of 24 million systems in the same time period.[1]

•	Three additional brands under the Geely Holding Group umbrella are set to globally launch models with Mobileye SuperVisionTM technology beginning next year. These design wins reflect the successful launch and software roll-out of this technology to more than 50,000 ZEEKR 001 vehicles since Q4 2021.

•	Following the end of the third quarter, we completed an initial public offering (“IPO”). A total of 51.9 million shares were issued at $21 per share (including 4.762 million shares issued in a concurrent private placement), before underwriting discounts and commissions. This generated net proceeds of approximately $1.0 billion. In November 2022, we used approximately $0.9 billion out of the net proceeds to repay a portion of the indebtedness under the Dividend Note and Intel has contributed to Mobileye the remaining portion of the Dividend Note such that no amounts under the Dividend Note remain owed by us to Intel subsequent to the IPO.

Third Quarter 2022 Financial Summary and Key Explanations

GAAP
U.S dollars in millions	Q3 2022	Q3 2021	% Y/Y
Revenue	$450	$326	38%
Gross Profit	$217	$153	42%
Gross Margin	48%	47%	+130	bps
Operating Income (Loss)	$(25)	$(20)	(25)%
Operating Margin	(6)%	(6)%	+60	bps
Net Income (Loss)	$(45)	$(26)	(73)%

Non-GAAP
U.S dollars in millions	Q3 2022	Q3 2021	% Y/Y
Revenue	$450	$326	38%
Adjusted Gross Profit	$332	$253	31%
Adjusted Gross Margin	74%	78%	(380	) bps
Adjusted Operating Income (Loss)	$143	$127	13%
Adjusted Operating Margin	32%	39%	(720	) bps
Adjusted Net Income (Loss)	$114	$107	7%

•	Revenue of $450 million increased 38% as compared to third quarter of 2021. EyeQ® SoC-related revenue grew 28% in the quarter. The remaining growth was generated by SuperVisionTM -related revenue, despite this product being less than 1% of our overall unit volume.

•	Average System Price was $53.0 in third quarter 2022 as compared to $45.7 in the prior year period, driven primarily by increased mix of advanced products, mainly SuperVision as well as enhanced ADAS. Price increases to offset the increased cost of our EyeQ chip due to global inflationary pressures also contributed to the Average System Price increase, but to a lesser extent than the foregoing.

•	Gross Margin increased by 130 basis points in the third quarter 2022 as compared to the prior year period. The increase in Gross Margin on a year over year basis was primarily due to the lower impact of the cost attributable to amortization of intangible assets as a percentage of revenues. This was partially offset by a downward impact on our gross margin of SuperVision™ sales contributing lower gross margin given the greater hardware this product contains, as well as the rise in the cost of our EyeQ® SoC due to the global semiconductor shortage and inflationary pressures, but to a lesser extent than the foregoing.

•	Adjusted Gross Margin declined by 380 basis points in the third quarter 2022 as compared to the prior year period, in line with our expectations. This was primarily due to increased sales of SuperVisionTM, contributing lower percentage gross margin given the greater hardware content this product contains. Adjusted Gross Margin on our core EyeQ® SoC line of products remained stable in the high 70% range.

•	Operating Margin was relatively unchanged on a year over year basis.

•	Adjusted Operating Margin declined by 720 basis points in the third quarter 2022 as compared to the prior year period, in line with our expectations. The reduction in Adjusted Operating Margin on a year over year basis was primarily due to a decrease in adjusted gross margin (noted above) as well as higher R&D expenses to fund development and growth of our advanced product portfolio that we expect to drive significant revenue growth in future periods.

•	Operating cash flow for the 9 months ended October 1, 2022 was $395 million. Purchases of property and equipment was $79 million for that same period.

1 In connection with our design wins, we typically receive preliminary estimates from OEMs of their anticipated production volumes for the models relating to those design wins, and we have included information in this release relating to the aggregate vehicles represented by certain of those estimates. Those estimates may be revised significantly by the OEMs, potentially multiple times, and may not be representative of future production volumes associated with those design wins, which could be significantly higher or lower than estimated.

2 Average System Price is calculated as the sum of revenue related to EyeQ and SuperVision systems, divided by the number of systems shipped.

Financial Guidance for the 2022 Fiscal Year

The following information reflects Mobileye’s expectations for Revenue and Adjusted Operating Income results for the year ending Dec 31, 2022. We believe Adjusted Operating Income (a non-GAAP metric) is an appropriate metric as it excludes significant non-cash expenses including: 1) Amortization charges relate to intangible assets consisting of developed technology, customer relationships, and brands as a result of Intel’s acquisition of Mobileye in 2017 and the acquisition of Moovit in 2020; 2) Stock-based compensation expense; and, 3) Non-recurring IPO-related expenses.

We estimate weighted average share count in the quarter ending December 31, 2022 to be 788 million basic shares and 790 million shares on a fully-diluted basis.

	FY 2022		Implied Q4 2022
U.S dollars in millions	Low	High	Low	High
Revenue	$1,831	$1,849	$527	$545
Adjusted Operating Income	637	653	169	184

Other than with respect to GAAP Revenue, we only provide guidance on a non-GAAP basis. We do not provide a reconciliation of forward-looking Adjusted Operating Income to Operating Income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. These amounts may be material and, therefore, could result in the projected GAAP measure being materially different or less than the projected non-GAAP measure. These statements represent forward-looking information and may not represent a financial outlook, and actual results may vary. Please see the risks and assumptions referred to in the Forward-looking Statements section of this release.

Non-GAAP Financial Measures

This press release contains Adjusted Gross Profit and Margin, Adjusted Operating Income and Margin and Adjusted Net Income, which are financial measures not presented in accordance with GAAP. We define Adjusted Gross Profit as gross profit presented in accordance with GAAP, excluding amortization of acquisition related intangibles and share-based compensation expense. Adjusted Gross Margin is calculated as Adjusted Gross Profit divided by total revenue. We define Adjusted Operating Income as operating loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, share-based compensation expenses and expenses related to our initial public offering that was completed on October 28, 2022, during the nine months ended October 1, 2022. Operating margin is calculated as operating loss divided by total revenue, and Adjusted Operating Margin is calculated as Adjusted Operating Income divided by total revenue. We define Adjusted Net Income as net loss presented in accordance with GAAP, adjusted to exclude amortization of acquisition related intangibles, and share-based compensation expense, and expenses related to our initial public offering that was completed on October 28, 2022, during the nine months ended October 1, 2022, as well as the related income tax effects. Income tax effects have been calculated using the applicable statutory tax rate for each adjustment taking into consideration the associated valuation allowance impacts. The adjustment for income tax effects consists primarily of the deferred tax impact of the amortization of acquired intangible assets.

We use such non-GAAP financial measures to make strategic decisions, establish business plans and forecasts, identify trends affecting our business, and evaluate performance. For example, we use these non-GAAP financial measures to assess our pricing and sourcing strategy, in the preparation of our annual operating budget, and as a measure of our operating performance. We believe that these non-GAAP financial measures, when taken collectively, may be helpful to investors because they allow for greater transparency into what measures our management uses in operating our business and measuring our performance, and enable comparison of financial trends and results between periods where items may vary independent of business performance. The non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

About Mobileye Global Inc.

Mobileye (Nasdaq: MBLY) leads the mobility revolution with its autonomous driving and driver-assistance technologies, harnessing world-renowned expertise in computer vision, artificial intelligence, mapping, and data analysis. Since its founding in 1999, Mobileye has pioneered such groundbreaking technologies as REM™ crowdsourced mapping, True Redundancy™ sensing, and Responsibility Sensitive Safety (RSS). These technologies are driving the ADAS and AV fields towards the future of mobility - enabling self-driving vehicles and mobility solutions, powering industry-leading advanced driver-assistance systems and delivering valuable intelligence to optimize mobility infrastructure. To date, more than 125 million vehicles worldwide have been built with Mobileye technology inside. In 2022 Mobileye listed as an independent company separate from Intel (Nasdaq: INTC), which retains majority ownership. For more information, visit https://www.mobileye.com.

“Mobileye,” the Mobileye logo and Mobileye product names are registered trademarks of Mobileye Global. All other marks are the property of their respective owners.

Forward-Looking Statements

Mobileye’s Business Outlook and other statements in this release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including Mobileye’s 2022 full-year guidance and descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” or the negative of these terms, and other similar expressions, although not all forward-looking statements contain these words. We base these forward-looking statements or projections, including Mobileye’s full-year guidance, on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. You should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections.

Important factors that may materially affect such forward-looking statements and projections include the following: future business, social and environmental performance, goals and measures; our anticipated growth prospects and trends in markets and industries relevant to our business; business and investment plans; expectations about our ability to maintain or enhance our leadership position in the markets in which we participate; future consumer demand and behavior; future products and technology, and the expected availability and benefits of such products and technology; development of regulatory frameworks for current and future technology; projected cost and pricing trends; future production capacity and product supply; potential future benefits and competitive advantages associated with our technologies and architecture and the data we have accumulated; the future purchase, use and availability of products, components and services supplied by third parties, including third-party IP and manufacturing services; uncertain events or assumptions, including statements relating to our addressable markets, estimated vehicle production and market opportunity, potential production volumes associated with design wins and other characterizations of future events or circumstances; future responses to and effects of the COVID-19 pandemic; availability, uses, sufficiency and cost of capital and capital resources, including expected returns to stockholders such as dividends, and the expected timing of future dividends; tax- and accounting-related expectations.

Detailed information regarding these and other factors that could affect Mobileye’s business and results is included in Mobileye’s SEC filings, including the company’s Registration Statement (No. 333-267685) on Form S-1, particularly in the section entitled the “Risk Factors”. Copies of these filings may be obtained by visiting our Investor Relations website at ir.mobileye.com or the SEC’s website at www.sec.gov.

Third Quarter 2022 Financial Results

Mobileye Group

Condensed Combined Statements of Operations (Unaudited)

	Three months ended		Nine months ended
U.S. dollars in millions, except share and per share amounts	October 1, 2022	September 25, 2021	October 1, 2022	September 25, 2021
Revenue	$450	$326	$1,304	$1,030
Cost of revenue	233	173	682	529

Gross profit	217	153	622	501
Operating expenses

Research and development, net	206	132	565	390
Sales and marketing	27	33	91	98
General and administrative	9	8	27	26

Total operating expenses	242	173	683	514
Operating income (loss)	(25)	(20)	(61)	(13)
Interest income with related party	5	-	9	2
Interest expense with related party	(11)	-	(20)	-
Other income (expense), net	1	-	6	-

Income (loss) before income taxes	(30)	(20)	(66)	(11)
Benefit (provision) for income taxes	(15)	(6)	(46)	(11)

Net income (loss)	$(45)	$(26)	$(112)	$(22)
Earnings (loss) per share:
Basic and diluted	$(0.06)	$(0.03)	$(0.15)	$(0.03)

Weighted-average number of shares used in computation of earnings (loss) per share (in millions):
Basic and diluted	750	750	750	750

Mobileye Group

Condensed Combined Balance Sheets (Unaudited)

	October 1,	December 25,
U.S. dollars in millions	2022	2021
Assets
Current assets
Cash and cash equivalents	871	616
Trade account receivables, net	222	155
Inventories	105	97
Related party loan	901	1,326
Other current assets	63	76
Total current assets	2,162	2,270
Non-current assets
Property and equipment, net	354	304
Intangible assets, net	2,658	3,071
Goodwill	10,895	10,895
Other long-term assets	95	115
Total non-current assets	14,002	14,385
TOTAL ASSETS	16,164	16,655
Liabilities and Equity
Current liabilities
Accounts payable and accrued expenses	160	160
Employee related accrued expenses	75	102
Related party payable	966	163
Dividend Note with related party	3,520	—
Other current liabilities	59	49
Total current liabilities	4,780	474
Non-current liabilities
Long-term employee benefits	54	94
Deferred tax liabilities	162	181
Other long-term liabilities	8	17
Total non-current liabilities	224	292
TOTAL LIABILITIES	5,004	766
Equity
Parent net investment	11,178	15,884
Accumulated other comprehensive income (loss)	(18)	5
TOTAL EQUITY	11,160	15,889

TOTAL LIABILITIES AND EQUITY	16,164	16,655

Mobileye Group

Condensed Combined Statements of Cash Flows (Unaudited)

	Nine months ended	Nine months ended
U.S. dollars in millions	October 1, 2022	September 25, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	(112)	(22)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	17	12
Share-based compensation	112	73
Amortization of intangible assets	413	368
Other	35	(27)
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivables	(67)	(57)
Decrease (increase) in other current assets	28	(4)
Decrease (increase) in inventories	(8)	30
Increase (decrease) in account payables and accrued expenses	22	31
Increase (decrease) in employee-related accrued expenses and long term benefits	(67)	20
Increase (decrease) in other current-liabilities	10	15
Decrease (increase) in other long term assets	15	(1)
Increase (decrease) in long-term liabilities	(3)	—
Net cash provided by operating activities	395	438
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(79)	(98)
Repayments of loan due from related party	734	—
Issuance of loan to related party	(336)	(390)
Net cash provided by (used in) investing activities	319	(488)
CASH FLOWS FROM FINANCING ACTIVITIES
Net transfers from Parent	99	69
Dividend paid	(336)	—
Share-based compensation recharge	(200)	—
Deferred offering costs	(14)	—
Changes in withholding tax related to employee stock plans	—	(2)
Net cash provided by (used in) financing activities	(451)	67
Effect of foreign exchange rate changes on cash and cash equivalents	(6)	—
Increase in cash, cash equivalents and restricted cash	257	17
Balance of cash, cash equivalents and restricted cash, at beginning of year	625	93
Balance of cash, cash equivalents and restricted cash, at end of period	882	110

Mobileye Group

Reconciliation of GAAP Gross Profit and Gross Margin to Non-GAAP Adjusted Gross Profit and Adjusted Gross Margin (Unaudited)3

	Three Months Ended				Nine Months Ended
	October 1,		September 25,		October 1,		September 25,
	2022		2021		2022		2021
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Gross profit	$217	48%	$153	47%	$622	48%	$501	49%
Add: Amortization of acquired intangible assets	115	26%	100	31%	355	27%	300	29%
Add: Share-based compensation expense	-	-	-	-	-	-	-	-
Adjusted Gross Profit	$332	74%	$253	78%	$977	75%	$801	78%

3 Adjusted gross margin is calculated as adjusted gross profit as a percentage of revenue

Mobileye Group

Reconciliation of GAAP Operating Income and Operating Margin to Non-GAAP Adjusted Operating Income and Operating Margin (Unaudited)4

	Three Months Ended				Nine Months Ended
	October 1,		September 25,		October 1,		September 25,
	2022		2021		2022		2021
U.S. dollars in millions	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Operating income (loss)	$(25)	(6)%	$(20)	(6)%	$(61)	(5)%	$(13)	(1)%
Add: Amortization of acquired intangible assets	131	29%	123	38%	413	32%	368	36%
Add: Expenses related to the IPO	1	0%	-	-	4	0%	-	-
Add: Share-based compensation expense	36	8%	24	7%	112	9%	73	7%
Adjusted Operating Income	$143	32%	$127	39%	$468	36%	$428	42%

4 Adjusted operating margin is calculated as adjusted operating income as a percentage of revenue

Mobileye Group

Reconciliation of GAAP Net Income to Non-GAAP Adjusted Net Income (Unaudited)

	Three Months Ended		Nine Months Ended
U.S. dollars in millions	October 1, 2022	September 25, 2021	October 1, 2022	September 25, 2021
Net income (loss)	$(45)	$(26)	$(112)	$(22)
Add: Amortization of acquired intangible assets	131	123	413	368
Add: Expenses related to the IPO	1	-	4	-
Add: Share-based compensation expense	36	24	112	73
Less: Income tax effects	(9)	(14)	(27)	(42)
Adjusted Net Income	$114	$107	$390	$377

Supplemental Information (Unaudited) – Average System Price

	Q3 2021	Q4 2021	Q1 2022	Q2 2022	Q3 2022
EyeQ and SuperVision revenue (U.S. dollars in millions)	$308	$337	$378	$441	$432
Number of systems shipped (in millions)	6.7	7.0	7.4	8.5	8.2
Average system price (U.S. dollars)	$45.7	$48.3	$51.0	$52.0	$53.0

Contacts

Dan Galves

Investor Relations

investors@mobileye.com

Justin Hyde

Media Relations

justin.hyde@mobileye.com